EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS FOURTH QUARTER AND YEAR END RESULTS

FFO Per Share Grew 13.4%; Dividend Increased 8.2%– 11th Consecutive Annual Increase

Jacksonville, Fla. (February 1, 2006) — Regency Centers Corporation announced today financial and operating results for the quarter and year ended December 31, 2005.

Funds From Operations (FFO) for the fourth quarter was $64.9 million, or $0.94 per diluted share, compared to $61.1 million and $0.95 per diluted share for the same period last year. For the year ended December 31, 2005, FFO was $242.4 million or $3.64 per diluted share, compared to $200.9 million and $3.21 for last year, a per share increase of 13.4%. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $43.4 million, or $0.64 per diluted share, compared to $45.6 million and $0.73 per diluted share for the same period last year. Net income for the year ended December 31, 2005 was $145.9 million or $2.23 per diluted share, compared to $127.7 million and $2.08 per diluted share for 2004, a per share increase of 7.2%.

Portfolio Results

At December 31, 2005, the Company owned 393 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 50.8 million square feet.

For the year ended December 31, 2005, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 3.1%

•	Same store rental rate growth on a cash basis: 10.6%

•	Percent leased (operating properties only): 95.2%

•	Leasing transactions for the year: 1,603 new and renewal lease transactions for a total of 5.2 million square feet

Capital Recycling and Joint Ventures

During the fourth quarter Regency sold three completed developments at an average cap rate of 6.4% and a gross sales price of $39.1 million. One of the completed developments was sold into Regency’s joint venture with Macquarie CountryWide Trust of Australia. Regency will maintain a 24.95% ownership interest in the property and will manage the property on behalf of the venture. The Company sold four wholly-owned operating properties at an average cap rate of 7.8% and a combined gross sales price of $52.8 million. Two operating properties were sold out of the Company’s joint ventures at an average cap rate of 6.6%. The gross sales price was $37.7 million with Regency’s share being $9.0 million. Regency sold nine outparcels for total proceeds of $15.9 million during the quarter.

Regency’s joint venture with CalSTRS acquired a center in Ft. Lauderdale at a cap rate of 6.3% and a purchase price of $7.8 million. Regency will have a 25% ownership interest in the property and will manage the property on behalf of the venture. Regency, in a 50/50 joint venture with Publix Supermarkets, also acquired Bartram Park Center, a Publix-anchored center in a planned unit development in Jacksonville, Florida at a cap rate of 6.6% and a purchase price of $15.6 million. Acquired with the purchase were phases II and III of the shopping center, current in process developments with a combined expected net operating income yield of 10.6%. Regency will manage the property on behalf of the venture.

Development

During the quarter the Company started thirteen new developments representing an estimated $276 million of net development costs at an expected net operating income yield of 9.5%, bringing total starts for the year to $385 million. As of December 31, 2005 the Company had 39 properties under development for an estimated total net investment at completion of $735 million. The expected return on these in-process developments is 9.5%. The in-process developments are 40% funded and 65% leased and committed, including tenant-owned GLA. Seven projects stabilized in the fourth quarter representing net development costs of $98 million and a net operating income yield of 10.8%. These properties were 93% leased, including tenant-owned GLA. For the full year 2005, 22 projects stabilized representing net development costs of $295 million and a net operating income yield of 11.1%. Including tenant-owned GLA, these properties were 95% leased.

Dividend

On January 31, 2006, the Board of Directors declared a quarterly cash dividend of $0.595 per share, payable on March 1, 2006 to shareholders of record on February 15, 2006, which represents an 8.2% increase to $2.38 on an annualized basis. The Board also declared a quarterly cash dividend of $0.46563 for each depositary share representing Series 3 Preferred stock, payable on March 31, 2006 to shareholders of record on March 1, 2006; a quarterly cash dividend of $0.45313 for each depositary share representing Series 4 Preferred stock, payable on March 31, 2006 to shareholders of record on March 1, 2006; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on March 31, 2006 to shareholders of record on March 1, 2006.

Conference Call

In conjunction with Regency’s fourth quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday February 2, 2006 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its fourth quarter 2005 supplemental information package that may help investors estimate earnings for 2006. A copy of the Company’s fourth quarter 2005 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended December 31, 2005. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

	Three Months Ended		Year to Date
For the Periods Ended December 31, 2005 and 2004	2005	2004	2005	2004
Funds From Operations:
Net income for common stockholders	43,437,488	45,644,971	145,903,116	127,693,984
Add (Less):
Depreciation expense - consolidated properties	17,532,443	18,370,306	70,874,287	71,750,847
Depreciation expense - unconsolidated joint ventures	17,317,340	2,369,324	45,255,864	6,615,264
Less: consolidated JV partner’s share of depreciation	(47,791)	(48,536)	(208,653)	(195,651)
Amortization of leasing commissions and intangibles	2,884,119	2,554,975	11,780,899	9,385,565
(Gain) on sale of operating properties	(17,109,660)	(8,968,264)	(34,481,686)	(16,956,274)
Minority interest of exchangeable partnership units	891,383	1,162,590	3,283,795	2,579,250

Funds from Operations	64,905,322	61,085,366	242,407,622	200,872,985

Weighted Average Shares For Diluted FFO Per Share	68,945,763	63,958,137	66,276,843	62,144,254

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood and community retail centers. At December 31, 2005, the Company owned 393 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 50.8 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 147 shopping centers, including those currently in-process, representing an investment at completion of approximately $2.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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